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                                                                    Exhibit 10.1


                                                                  EXECUTION COPY


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                                  FEE AGREEMENT

                                  by and among

                                GLOBALSTAR, L.P.,

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED,

                               LORAL CORPORATION,

                       LORAL SPACE & COMMUNICATIONS LTD.,

                     DASA GLOBALSTAR LIMITED PARTNER, INC.,

                       QUALCOMM LIMITED PARTNER, INC. and

                            SPACE SYSTEMS/LORAL, INC.



                           dated as of April 19, 1996

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     This AGREEMENT, dated as of April 19, 1996, is by and among Globalstar,
L.P., a Delaware limited partnership ("Globalstar"), Globalstar Telecommunications Limited, a Bermuda company ("GTL"), Loral Corporation, a New York corporation ("Loral"), Loral Space & Communications Ltd., a Bermuda Company ("Loral SpaceCom") and DASA Globalstar Limited Partner, Inc., a Delaware corporation, QUALCOMM Limited Partner, Inc., a California corporation and Space Systems/Loral, Inc., a Delaware corporation (each a "Partner Guarantor" and collectively, the "Partner Guarantors").

     WHEREAS, Globalstar has entered into that certain Revolving Credit Agreement, dated as of December 15, 1995, with Chemical Bank, as Administrative Agent thereunder ("Chemical Bank"), and the Banks (the "Banks") signatory thereto (as amended from time to time, the "Credit Agreement"); and

     WHEREAS, Loral entered into that certain guarantee (the "Original Guarantee"), dated as of December 15, 1995, pursuant to which it agreed to guarantee in favor of the Banks the obligations of Globalstar under the Credit Agreement; and

     WHEREAS, Loral has entered into that certain Restructuring, Financing and Distribution Agreement, dated as of January 7, 1996, with Lockheed Martin Corporation ("Lockheed Martin") and certain subsidiaries of Loral (the "Distribution Agreement") pursuant to which Lockheed Martin has agreed to assume the Original Guarantee and Loral SpaceCom has agreed to provide an indemnification of up to $100 million under certain circumstances and Loral has agreed in return therefor to contribute to Loral SpaceCom certain warrants and guarantee fees to be issued or paid to it under this Agreement; and

     WHEREAS, on or prior to the date hereof, the Credit Agreement has been amended to relieve Loral of its obligations under the Original Guarantee and Lockheed Martin has executed a guarantee (the "Lockheed Martin Guarantee") in favor of the Banks pursuant to which Lockheed Martin has agreed to guarantee (the "Guarantee") in favor of the Banks the obligations of Globalstar under the Credit Agreement; and

     WHEREAS, Loral has offered the partners of Globalstar and the Upper Tier Partners (as defined below) an opportunity to participate in the Guarantee and the Partner Guarantors have accepted such offer and in connection therewith have entered into a Partner Intercreditor Agreement dated of even date hereof (the "Partner Intercreditor Agreement"); and

     WHEREAS, Globalstar has agreed to pay to Loral and the Partner Guarantors a fee and GTL has agreed, subject to the receipt of shareholder approval, to issue to Loral and the Partner Guarantors certain warrants, in each case subject to assignment as described herein.

     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     Section 1.1. General. Capitalized terms used herein not otherwise defined shall have the meanings set forth in the Credit Agreement. In addition, terms defined in the recitals hereto shall have the


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respective meanings ascribed thereto, and the following terms shall have the following meanings (such meanings to be applicable equally to both singular and plural forms of the terms defined):

     "Accession Agreement" shall have the meaning set forth in the Partner Intercreditor Agreement.

     "Additional Partner Guarantors" shall mean any Partner, any Upper Tier Partner or any Affiliate thereof who shall agree to assume a portion of the Guarantee obligation after the date hereof and who agrees to execute an Accession Agreement.

     "Affiliate" shall have the meaning ascribed to such term in the Globalstar Partnership Agreement.

     "Distribution" shall have the meaning ascribed to such term in the Distribution Agreement.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder.

     "Exercise Date" shall mean the date that is six months after the Global Service Date, unless accelerated in accordance with Section 3.3(b) hereof.

     "Fee Warrants" shall mean the Globalstar Warrants or the GTL Warrants, as the case may be.

     "Funding Date" shall mean the date on which a Loan or Loans are first made by the Banks to Globalstar pursuant to the Credit Agreement.

     "Global Service Date" shall have the meaning ascribed to such term in that certain Founding Service Provider Agreement, dated as of January 1, 1995, between Globalstar and each of AirTouch Satellite Services, Finmeccancica S.p.A., Hyundai/DACOM, Loral/DASA Globalstar, L.P., Loral Globalstar, L.P., TE.SA.M. and Vodastar Limited.

     "Globalstar Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Globalstar, L.P., dated as of December 31, 1994, as amended on March 6, 1996.

     "Globalstar System" shall have the meaning ascribed to such term in the Globalstar Partnership Agreement.

     "Globalstar Warrants" shall have the meaning set forth in Section 3.9 hereof.

     "GTL Warrants" shall mean warrants to purchase common stock, par value $1.00 per share, of GTL in the form of Exhibit A attached hereto.

     "Guarantee Fee" shall mean the fee payable to Loral and the Partner Guarantors pursuant to Section 2.1(a) of this Agreement.

     "Guarantee Fee Rate" shall mean the rate of 1.50% per annum.

     "Guarantee Indebtedness" shall have the meaning set forth in Section 7.2 hereof.

     "Guarantee Participation" shall mean the participation by the Partner Guarantors in the Guarantee as set forth in the Partner Intercreditor Agreement.


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     "LQSS" shall mean Loral/QUALCOMM Satellite Services, L.P., a Delaware limited partnership.

     "LQSS Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of LQSS, dated as of March 23, 1994.

     "Managing General Partner" shall mean LQSS or any successor managing general partner of Globalstar.

     "Ordinary Partnership Interests" shall have the meaning ascribed to such term in the Globalstar Partnership Agreement.

     "Partners" shall have the meaning ascribed to such term in the Globalstar Partnership Agreement.

     "Partnership Interests" shall have the meaning ascribed to such term in the Globalstar Partnership Agreement.

     "Preferred Partnership Interests" shall have the meaning ascribed to such term in the Globalstar Partnership Agreement.

     "Representatives Meeting" shall have the meaning ascribed to such term in the Globalstar Partnership Agreement.

     "Requisite Shareholder Approval" shall mean the approval by the shareholders of GTL of the issuance of the GTL Warrants on the terms and conditions set forth in Article III hereto.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Senior Debt" shall mean the obligations of Globalstar with respect to Indebtedness (including principal, fees, expenses and interest, including interest which would accrue after the filing by or against Globalstar under any bankruptcy or similar law, whether or not such interest is allowed as a claim in a proceeding under such law) under the Credit Agreement or under any other credit agreement, indenture or agreement to which Globalstar is a party and which shall expressly state that such Indebtedness is senior to the obligations of Globalstar under this Agreement or with respect to the Guarantee Indebtedness.

     "Shareholder Meeting Date" shall mean the date on which the 1996 annual meeting of shareholders of GTL shall occur and at which meeting the approval of the GTL Warrants shall have been submitted to a vote of the shareholders.

     "Termination Date" shall mean the fifth anniversary of the Closing Date or such earlier date as the Commitments shall terminate as provided in the Credit Agreement; provided however, that if Globalstar does not comply with Section 6.1(a) of the Credit Agreement then the Termination Date shall automatically be moved forward to June 30, 2000 unless the Commitments shall terminate earlier as provided therein.

     "Upper Tier Partner" shall have the meaning ascribed to such term in the Globalstar Partnership Agreement.

     "Vote of the Disinterested Partners" shall mean the votes at a Representatives Meeting held in accordance with Section 6.02(g) of the Globalstar Partnership Agreement representing a majority of the Partnership Interests present and qualified to vote at a meeting or represented by a qualifying proxy or


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written consent. Partnership Interests held by Loral SpaceCom or any Partner
Guarantor or by their respective Affiliates shall not be qualified to vote. For these purposes, it is to be specifically noted that without limiting the foregoing, that (i) the Partnership Interests held by LQSS will be deemed to be owned and voted by the Upper Tier Partner having the right to direct the vote thereof pursuant to the LQSS Partnership Agreement and (ii) Loral SpaceCom and its Affiliates, Space Systems/Loral, Inc. ("SS/L") and QUALCOMM Incorporated ("Qualcomm") and their respective Affiliates shall be deemed to have a direct or indirect financial interest in any transaction to which any of Loral SpaceCom, SS/L or Qualcomm is a party.

     "Warrant Holder" shall have the meaning set forth in Section 5.1 hereof.

     "Warrant Interests" shall mean the Ordinary Partnership Interests of Globalstar acquired pursuant to the exercise of Globalstar Warrants.

     "Warrant Shares" shall have the meaning set forth in the GTL Warrant certificate.

                                   ARTICLE II.

                                 GUARANTEE FEES

     Section 2.1. Guarantee Fee. (a) Subject to the provisions of Section 4.2, Globalstar agrees to pay Loral and the Partner Guarantors, on the terms set forth below, a fee computed at the Guarantee Fee Rate on the average daily amount of the Loans outstanding during each quarter, commencing with the quarter in which the Funding Date occurs (the "Guarantee Fee"), which Guarantee Fee shall be allocated among Loral and the Partner Guarantors in accordance with the percentage amounts set forth on Schedule II hereto. Payment on the Guarantee Fee shall be deferred until the last Business Day of the calendar quarter that is at least 90 days after the Termination Date (the "First Payment Date"), at which time, the Guarantee Fee, together with interest accrued thereon since the Funding Date (calculated at an annual rate equal to 3-month LIBOR plus 3%, compounded quarterly) shall be amortized in quarterly cash payments over a five-year period as follows:

     (i) level principal payments (calculated as the amount of the deferred fee together with accrued interest thereon to the First Payment Date); and

     (ii) interest payments (calculated at an annual rate equal to 3-month LIBOR plus 3%, compounded quarterly).

All interest shall be calculated based upon a 365 or 366 day year for the actual days elapsed. Principal and interest payments shall commence on the First Payment Date and thereafter shall be made quarterly in arrears on the last day of each March, June, September, and December, beginning on the first of such dates to occur after the First Payment Date.

     (b) Notwithstanding the foregoing, the Guarantee Fee shall be paid only out of available cash flow of Globalstar. In addition, the payment of the Guarantee Fee may be deferred, if the Managing General Partner of Globalstar determines in good faith that such deferral is required either (x) in order to achieve the build-out of the Globalstar System and such determination shall not have been disapproved by a Vote of the Disinterested Partners or (y) so as to comply with the terms of any applicable credit agreement or indenture.


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     (c) Globalstar may, in lieu of paying the Guarantee Fee set forth in
Section 2.1(a) above, issue subordinated notes, substantially in the form of Exhibit B-1 hereto, in an amount equal to the fees and interest otherwise payable hereunder and which shall provide for a deferral of any payment (interest and principal) on the notes until the First Payment Date.

     (d) Upon 10 days prior written notice to Loral and the Partner Guarantors, and if such prepayment shall occur prior to the date that is 90 days after the Termination Date, subject to receipt of the prior consent of the administrative agent under the Credit Agreement, Globalstar shall have the right to prepay without penalty or premium, in whole or in part, its obligations under Section 2 of this Agreement.

     Section 2.2. Subordination. Payment by Globalstar in respect of the Guarantee Fee and the other obligations of Globalstar under this Agreement is and shall be expressly subordinated and junior in right and time of payment to the prior indefeasible payment in full of all Senior Debt in accordance with the terms thereof and shall be subject to the subordination provisions set forth in
Schedule I hereto.

     Section 2.3. Additional Partner Guarantors. The parties hereby agree and acknowledge that after the date hereof, Loral may but shall not be required to, prior to the Distribution, and Loral SpaceCom may but shall not be required to, on and after the Distribution, direct Globalstar to pay over to the Additional Partner Guarantors such portion of the Guarantee Fee on such terms and conditions as the parties shall determine.

                                  ARTICLE III.

                              ISSUANCE OF WARRANTS

     Section 3.1. Issuance of Additional Warrants by Globalstar. As promptly as practicable after the Funding Date, Globalstar shall issue to GTL warrants to purchase 1,131,168 Ordinary Partnership Interests (the "Additional Warrants"), which Additional Warrants shall have terms and conditions substantially identical to that of the GTL Warrants; provided, however, that if (x) the Funding Date shall occur prior to the Shareholder Meeting Date, then the Additional Warrants shall not be issued until and unless the Requisite Shareholder Approval shall have been received on the Shareholder Meeting Date and (y) the Funding Date shall occur after the Shareholder Meeting Date and the Requisite Shareholder Approval shall not have been received, then Globalstar shall not be required to issue to GTL, and GTL shall not be entitled to receive, the Additional Warrants; and provided further that the number of Additional Warrants issued to GTL shall be proportionally adjusted in the event that the Credit Agreement is terminated prior to the Third Vesting Date to reflect the total number of Fee Warrants actually issued at the time of such termination.

     Section 3.2. Issuance of GTL Warrants by GTL; Vesting. As promptly as practicable after the later of (x) receipt by GTL of the Requisite Shareholder Approval and (y) the Funding Date, GTL shall issue to Loral (or if such issuance shall occur after the Distribution, to Loral and Loral SpaceCom consistent with the allocation set forth in Section 4.1) and the Partner Guarantors an aggregate of 4,185,318 GTL Warrants. The GTL Warrants shall be allocated among Loral (or Loral SpaceCom, as the case may be) and the Partner Guarantors as set forth on
Schedule II hereto. Each GTL Warrant represents the right to purchase one share of common stock, par value $1.00 per share, of GTL (the "GTL Common Stock"). The GTL Warrants shall vest over time as follows: 50% of the GTL Warrants shall vest on the Funding Date, an additional 25% of the GTL Warrants shall vest on the one year anniversary of the Funding Date (the "Second Vesting Date") and the final 25% of the GTL Warrants shall vest on the second anniversary of the Funding Date (the "Third Vesting Date"); provided however, that if on or before the 30th


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day prior to the Second Vesting Date or the Third Vesting Date, the Credit
Agreement shall no longer be in effect, then the GTL Warrants which would have otherwise vested on such vesting date shall become void and all rights thereunder and all rights in respect thereof shall cease as of such time.

     Section 3.3. Terms of GTL Warrants. (a) Upon the terms and subject to the conditions set forth in this Agreement and the GTL Warrant certificates, the holder of the GTL Warrant shall have with respect to each GTL Warrant the right, which may be exercised commencing on or after the Exercise Date and until 5:00 p.m. New York City time on the date that is seven years from the Funding Date (the "Expiration Date") to receive from GTL one fully paid and nonassessable share of GTL Common Stock on the exercise of such GTL Warrants and the payment of $26.50 (as such price may be adjusted as set forth in the GTL Warrant certificate, the "Exercise Price"). Each GTL Warrant not exercised prior to the Expiration Date shall become void and all rights thereunder and all rights in respect thereof shall cease as of such time.

     (b) Notwithstanding the foregoing, the Managing General Partner may accelerate the Exercise Date to such earlier date as it may determine in its sole discretion.

     Section 3.4. Restrictions on Transfer. The GTL Warrants shall not be transferable to any other Person prior to the Exercise Date except that (A) Loral may transfer GTL Warrants to Loral SpaceCom in accordance with Article IV hereof, (B) Loral SpaceCom may pledge its GTL Warrants to Loral pursuant to the terms of the Distribution Agreement, and (C) a Warrant holder may transfer GTL Warrants (x) to its Affiliates, (y) to any Additional Partner Guarantor as contemplated in Section 3.11 hereof and (z) to any Partner or any Upper Tier Partner or any Affiliate thereof.

     Section 3.5. Payment of Taxes. GTL will pay all documentary taxes attributable to the initial issuance of Warrant Shares upon the exercise of GTL Warrants; provided however, that GTL shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of any GTL Warrant certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a GTL Warrant certificate surrendered upon the exercise of a GTL Warrant, and GTL shall not be required to issue or deliver such GTL Warrant certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to GTL the amount of such tax or shall have established to the satisfaction of GTL that such tax has been paid.

     Section 3.6. Mutilated or Missing Warrant Certificates. In case any of the GTL Warrant certificates shall be mutilated, lost, stolen or destroyed, GTL may in its discretion issue in exchange and substitution for and upon cancellation of the mutilated GTL Warrant certificate, or in lieu of and substitution for the GTL Warrant certificate lost, stolen or destroyed, a new GTL Warrant certificate of like tenor and representing an equivalent number of GTL Warrants, but only upon receipt of evidence satisfactory to GTL of such loss, theft or destruction of such GTL Warrant certificate and indemnity also satisfactory to GTL. A Person requesting such substitute GTL Warrant certificate(s) shall also comply with such other reasonable regulations and pay such other reasonable charges as GTL may prescribe.

     Section 3.7. Reservation of Shares. Upon the receipt of the Requisite Shareholder Approval, GTL will at all times reserve and keep available, free from preemptive rights out of the aggregate of its authorized but unissued GTL Common Stock for the purpose of enabling it to satisfy any obligation to issue shares of GTL Common Stock upon exercise of GTL Warrants, the maximum number of shares of GTL Common Stock which may then be deliverable upon the exercise of all outstanding GTL Warrants.


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     Section 3.8. Fully Paid, Non-Assessable Shares. GTL hereby represents and warrants that upon receipt of the Requisite Shareholder Approval, the shares of GTL Common Stock issuable upon exercise of the GTL Warrants will have been duly authorized and reserved for issuance and, when issued and delivered upon payment therefor as provided herein, will have been duly issued and will be fully paid and nonassessable.

     Section 3.9. Issuance of Warrants for Globalstar Partnership Interests. (a) Notwithstanding the foregoing, Globalstar may, at its election, issue, at any time prior to or after the Shareholder Meeting Date, warrants to purchase 4,185,318 Ordinary Partnership Interests ("Globalstar Warrants") in place of the GTL Warrants to be issued by GTL pursuant to Section 3.2 above, which Globalstar Warrants shall otherwise have terms identical to that of the GTL Warrants except that the Ordinary Partnership Interests issuable upon exercise of the Globalstar Warrants shall not be subject to the registration rights set forth in Article V of this Agreement and the Globalstar Warrants shall describe the Warrant Exchange (as defined below) and the Warrant Adjustment (as defined below) and include on the face thereof a legend with respect to the possibility of a Warrant Adjustment. If the Globalstar Warrants are issued prior to the Shareholder Meeting Date, then upon receipt of the Requisite Shareholder Approval, a holder of Globalstar Warrants shall exchange (the "Warrant Exchange") its Globalstar Warrants for an equal number of GTL Warrants on a date designated for such purpose by Globalstar (the "Warrant Exchange Date"), which date shall in no event be earlier than the date that is 30 days after notice of such Warrant Exchange Date shall have been first sent to all holders of Globalstar Warrants provided that a holder of Globalstar Warrants who wishes to exchange its Globalstar Warrants prior to the Warrant Exchange Date may do so, subject to the receipt of prior consent from Globalstar. After the Warrant Exchange Date, all Globalstar Warrants shall be canceled and all rights thereunder and all rights in respect thereof shall cease.

     (b) If Globalstar Warrants are issued pursuant to Section 3.9 prior to the Shareholder Meeting Date and on the Shareholder Meeting Date the Requisite Shareholder Approval shall not have been received, then Globalstar shall cancel 85,318 Globalstar Warrants and all rights thereunder and all rights in respect thereof shall cease (the "Warrant Adjustment"). Such cancellation shall be made by Globalstar with respect to each holder of Globalstar Warrants in proportion to the number of Globalstar Warrants originally issued (or transferred) to such holder.

     Except as otherwise provided in the foregoing paragraph, the obligations and agreements of GTL, Loral, Loral SpaceCom and the Partner Guarantors set forth herein with respect to the GTL Warrants and the Warrant Shares shall apply mutatis mutandis to Globalstar, the Globalstar Warrants and the Ordinary Partnership Interests issuable thereunder.

     Section 3.10. Cancellation of Fee Warrants. Each of Loral, Loral SpaceCom and the Partner Guarantors hereby acknowledges and agrees that if Globalstar and Loral shall be unable to amend the Credit Agreement or to obtain a waiver with respect thereto as contemplated by that certain Agreement and Plan of Merger dated as of January 7, 1996 between Loral and Lockheed Martin and the Credit Agreement is terminated effective as of or prior to the Distribution and all liability of Lockheed Martin under the Lockheed Martin Guarantee, of the Partner Guarantors under the Acceptable Letters of Credit and of Loral SpaceCom with respect to its indemnification obligations under Section 2.5 of the Distribution Agreement shall in each case be extinguished as a result therefor, then (x) all Fee Warrants previously issued shall become void and all rights thereunder and all rights in respect thereof shall cease as of such time of cancellation and
(y) all rights to receive Fee Warrants pursuant to this Agreement shall be canceled and extinguished.


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     Section 3.11. Additional Partner Guarantors. The parties hereby agree and acknowledge that prior to the Distribution Loral may but shall not be required to, and after the Distribution, Loral and Loral SpaceCom may but shall not be required to, transfer the Fee Warrants (or the rights to receive Fee Warrants) to Additional Partner Guarantors on such terms and conditions as the parties shall determine.

                                   Article IV.

             ARRANGEMENTS WITH LORAL SPACECOM AND PARTNER GUARANTORS

     Section 4.1. Contribution to Loral SpaceCom of Fee Warrants. Loral hereby agrees that, immediately prior to the Distribution, it shall contribute to Loral SpaceCom a pro rata share of (x) Fee Warrants and (y) all rights to receive such Fee Warrants that is in direct proportion to the amount of indemnification provided to Lockheed Martin or Loral by Loral SpaceCom pursuant to the Distribution Agreement to the total amount of liability under the Guarantee.

     Section 4.2. Contribution to Loral SpaceCom of Guarantee Fee. Loral hereby agrees that, immediately prior to the Distribution, it shall contribute to Loral SpaceCom (x) all Guarantee Fee accrued and payable to Loral and (y) all rights to the Guarantee Fee attributable to Loral.

     Section 4.3. Allocation of Fee Warrants. The parties hereto agree that the Fee Warrants will be initially issued to Loral, Loral SpaceCom and the Partner Guarantors in direct proportion to the amount of liability in respect of the Guarantee for which each Person has agreed to be liable, whether pursuant to a guarantee, by delivery of an Acceptable Letter of Credit or in the case of Loral SpaceCom, by indemnification of Loral or Lockheed Martin, subject to reallocation by Loral and Loral SpaceCom to Additional Partner Guarantors in direct proportion to the amount of guarantee or in the case of Loral SpaceCom, indemnification liability reduced as a result of the assumption of guarantee obligation by the Additional Partner Guarantors.

     Section 4.4. Pledge of Fee Warrants by Loral SpaceCom. Pursuant to the terms of the Distribution Agreement, Loral SpaceCom has agreed to pledge to Loral, and to grant to Loral a security interest in, the Fee Warrants contributed to Loral SpaceCom pursuant to Section 4.1 above and held by Loral SpaceCom and its Subsidiaries from time to time (and all rights, benefits and proceeds in respect thereof), as collateral in respect of Loral SpaceCom's indemnification obligations as set forth in the Distribution Agreement. Loral hereby agrees that such Fee Warrants shall be released from the lien of the security interest described in the preceding sentence at the later of (i) the release of Lockheed Martin from the Guarantee and (ii) the satisfaction in full of Loral SpaceCom's indemnification obligations with respect to the Guarantee as set forth in the Distribution Agreement.

                                   Article V.

                               REGISTRATION RIGHTS

     Section 5.1. Registration Upon Request. (a) At any time commencing on the Exercise Date and continuing thereafter, Loral, Loral SpaceCom, any Partner Guarantor, and any Additional Partner Guarantors, if any, (collectively, the "Warrant Holders") (any such Warrant Holder, whether registering securities pursuant to this Section 5.1 or Section 5.2, shall be referred to as a "Registering Holder") shall have the right to make written demand (a "Demand Notice") upon GTL (subject to the provisions of this


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Section 5.1), to register under the Securities Act, any Warrant Shares held by it pursuant to the exercise of the GTL Warrants (the Warrant Shares subject to such demand hereunder or subject to the provisions of Section 5.2 being referred to in each case as the "Subject Securities"), and GTL shall use its best efforts to cause such Warrant Shares to be registered under the Securities Act as soon as reasonably practicable so as to permit the sale thereof promptly; provided that each such demand shall cover at least (the "Minimum Amount of Shares") the greater of (x) 15% of the aggregate Warrant Shares issuable upon exercise of the GTL Warrants and (y) 400,000 Warrant Shares; provided, that demand for registration hereunder may be made by a Warrant Holder with respect to less than the Minimum Amount of Shares if such demand is joined by one or more other Warrant Holders seeking to register Warrant Shares if the aggregate number of Warrant Shares to be registered by such Warrant Holders exceeds the Minimum Amount of Shares. Immediately following receipt of a Demand Notice pursuant to this Section 5.1, GTL shall provide all other Warrant Holders with a copy of such Demand Notice. Any Warrant Holder wishing to participate in such demand registration must submit written notice of such intent, together with the number of Warrant Shares to be registered, to GTL no later than ten days following the date of the Demand Notice. In connection therewith, GTL shall prepare, and as soon as reasonably practicable but in no event later than 100 days of the receipt of the Demand Notice, file, on Form S-3 if permitted or otherwise on the appropriate form, a registration statement under the Securities Act to effect such registration. Such registration shall be effected in accordance with the intended method or methods of disposition specified by the Registering Holders (including, but not limited to, an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the Securities Act). Each Registering Holder agrees to provide all such information and materials and to take all such action as may be reasonably required in order to permit GTL to comply with all applicable requirements of the Securities Act and the SEC and to obtain desired acceleration of the effective date of such registration statement. If the offering to be registered is to be underwritten, the managing underwriter shall be selected by GTL and shall be reasonably satisfactory to the Registering Holders. Notwithstanding the foregoing, GTL (i) shall not be obligated to prepare or file more than one registration statement other than for purposes of a stock option or other employee benefit or similar plan during any twelve-month period, (ii) shall be entitled to postpone for a reasonable period of time (but in no event later than 60 days), the filing of any registration statement otherwise required to be prepared and filed by GTL under this Section 5.1 if (A) GTL is, at such time, conducting or about to conduct an underwritten public offering of securities and is advised by its managing underwriter or underwriters in writing (with a copy to the Registering Holders), that such offering would, in its or their opinion, be materially adversely affected by the registration so requested, or (B) GTL determines in its reasonable judgment and in good faith that the registration and distribution of the Subject Securities would interfere with any announced or imminent material financing, acquisition, disposition, corporate reorganization or other material transaction of a similar type involving GTL. In the event of such postponement, the Registering Holders shall have the right to withdraw the request for registration by giving written notice to GTL within 20 days after receipt of the notice of postponement.

     (b) GTL may grant to any other holder of its securities, whether currently outstanding or issued in the future, any incidental or piggyback registration rights with respect to any registration statement filed pursuant to a demand registration under this Section 5.1 provided that if the underwriter(s) retained in connection with such registration subsequently advise GTL that the inclusion in the registration statement of all of the securities proposed to be included would interfere with the successful marketing of the securities proposed to be registered, then GTL shall eliminate such adverse effect by reducing or eliminating the number of securities to be included by Persons other than the Registering Holders.

     (c) Any registration requested by any Registering Holder pursuant to this
Section 5.1 shall not be deemed to have been filed for purposes of Section 5.1(a)(i), (x) unless it has become effective or (y) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason other than a misrepresentation or an omission by the Registering Holders and, as a result thereof, the Subject Securities requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement.

     Section 5.2. Piggyback Registration Rights. If GTL proposes to register any Warrant Shares under the Securities Act for its own account (other than (i) pursuant to Section 5.1 hereof, (ii) securities to be issued pursuant to a stock option or other employee benefit or similar plan, and (iii) securities proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation), GTL shall, as promptly as practicable, give written notice to the Warrant Holders of GTL's intent to effect such registration. If, within 15 days after receipt of such notice, a Warrant Holder submits a written request to GTL specifying the amount of Warrant Shares that it proposes to sell or otherwise dispose of in accordance with this
Section 5.2, then GTL shall use its reasonable efforts to include the securities specified in the Registering Holder's request in such registration. If the managing underwriter of such offering reasonably determines in good faith and advises the Registering Holders in writing that the inclusion in the registration statement of all the Warrant Shares proposed to be included would interfere with the successful marketing of the securities proposed to be registered, then the managing underwriter of such offering shall limit the number of Subject Securities included in the offering so as to eliminate such adverse effect by reducing the number of Subject Securities to be included by the Registering Holders on a pro rata basis (measured by a fraction the numerator of which is the number of Subject Securities that a Registering Holder intended to be included in the registration and the denominator of which is the total number of Subject Securities intended to be included by all Registering Holders). No registration effected under this Section 5.2 shall relieve GTL of its obligation to effect any registration upon request under Section 5.1. If the Registering Holders are permitted to participate in a proposed offering pursuant to this Section 5.2, GTL thereafter may determine either not to file a registration statement relating thereto, or to withdraw such registration statement, or otherwise not to consummate such offering, without any liability hereunder.

     Section 5.3. Registration Mechanics. (a) In connection with any offering of Subject Securities registered pursuant to Section 5.1 or 5.2 herein, GTL shall
(i) furnish to the Registering Holders such number of copies of any prospectus (including preliminary and summary prospectuses) and conformed copies of the registration statement (including amendments or supplements thereto and, in each case, all exhibits) and such other documents as any Registering Holder may reasonably request; (ii)(A) use its reasonable efforts to register or qualify the Subject Securities covered by such registration statement under such blue sky or other state securities laws for offer and sale as the Registering Holders shall reasonably request and (B) keep such registration or qualification in effect for so long as the registration statement remains in effect; provided that GTL shall not be obligated to qualify to do business as a foreign corporation under the laws of any jurisdiction which it shall not then be qualified or to file any general consent to service of process in any jurisdiction in which such a consent has not been previously filed or subject itself to taxation in any jurisdiction wherein it would not otherwise be subject to tax but for the requirements of this Section 5.3; (iii) use its reasonable efforts to cause all Subject Securities covered by such registration statement to be registered with or approved by such other federal or state government agencies or authorities as may be necessary, in the opinion of counsel to the Registering Holders, to enable the Registering Holders to consummate the disposition of such Subject Securities; (iv) notify the Registering Holders any time when a prospectus relating thereto is required to be delivered under the Securities Act upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and (subject to the good faith determination of GTL's Board of Directors as to whether to permit sales under such registration statement), at the request of any Registering Holder promptly to prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which they were made; (v) otherwise use its best effort to comply with all applicable rules and regulations of the SEC; (vi) use its reasonable efforts to list the Subject Securities covered by such registration statement on the Nasdaq National Market or on any other exchange on which the Subject Securities are then quoted or listed, if required by the rules of any such exchange; (vii) use its reasonable efforts to obtain a "cold comfort" letter from the independent public accountants for GTL in customary form and covering matters of the type customarily covered by such letters as may be reasonably requested by the Registering Holders, in the event of a registration effected pursuant to Section
5.1 hereof; and (viii) execute and deliver all instruments and documents (including in an underwritten offering an underwriting agreement in customary form) and obtain such certificate and opinions as the Registering Holders reasonably request in order to effect an underwritten public offering. In connection with any offering of Subject Securities registered pursuant to
Section 5.1 or 5.2, GTL shall (x) furnish to the underwriter, if any, unlegended certificates representing ownership of the Subject Securities being sold in such denominations as requested and (y) instruct any transfer agent and registrar of the Subject Securities to release any stop transfer orders with respect to such Subject Securities. Upon any registration becoming effective pursuant to Section 5.1, GTL shall use its reasonable efforts to keep such registration statement current for a period of 60 days (or 90 days, if the Company is eligible to use a Form S-3, or successor form) or such shorter period as shall be necessary to effect the distribution of the Subject Securities.

     (b) Before filing with the SEC any registration statement referred to herein or any amendments or supplements thereto, GTL shall furnish to the Registering Holders or their respective counsel copies of all such documents proposed to be filed, in order to give the Registering Holders or their respective counsel sufficient time to review such documents, and such documents may thereafter be filed subject to any timely and reasonable comments of the Registering Holders or their respective counsel; provided that GTL shall have no obligation to deliver to the Registering Holders or their counsel copies of its quarterly or annual reports or any other reports filed pursuant to the Exchange Act. GTL shall (i) deliver promptly to the Registering Holders or their respective counsel copies of all written communications between GTL and the SEC relating to the registration statement, and (ii) advise the Registering Holders or their respective counsel promptly of all telephonic and other non-written communications between GTL and the SEC relating to such registration statement. GTL shall respond promptly to any comments from the SEC with respect thereto, and shall take such other actions as shall be reasonably required in order to have each such registration statement declared effective under the Securities Act as soon as reasonably practicable following the date hereof.

     (c) Each Registering Holder agrees that upon receipt of any notice from GTL of the happening of any event of the kind described in subdivision (iv) of
Section 5.3(a), it will forthwith discontinue its disposition of Subject Securities pursuant to the registration statement relating to such Subject Securities until its receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (iv) of this Section 5.3 and, if so directed by GTL, will deliver to GTL all copies (other than permanent file copies) then in its possession of the prospectus relating to such Subject Securities current at the time of receipt of such notice. If any Registering Holder's disposition of Subject Securities is discontinued pursuant to the foregoing sentence, GTL shall thereafter extend the effectiveness of the registration statement to permit dispositions of Subject Securities by the Registering Holder for an aggregate of 60 days (or 90 days, if GTL is eligible to use a Form S-3, or successor form), whether or not consecutive.

     Section 5.4. Expenses. The Registering Holders shall pay all agent fees and commissions and underwriting discounts and commissions related to Subject Securities being sold by the Registering Holders and the fees and disbursements of its counsel and accountants and GTL shall pay all fees and disbursements of its counsel and accountants in connection with any registration pursuant to this
Article V. All other fees and expenses in connection with any registration statement (including, without limitation, all registration and filing fees, all printing costs, all fees and expenses of complying with securities or blue sky laws) shall (i) in the case of a registration pursuant to Section 5.1, be borne equally by the Registering Holders and Globalstar and (ii) in the case of a registration pursuant to Section 5.2, be shared pro rata based upon the respective market values of the securities to be sold by the GTL, the Registering Holders and any other holders participating in such offering; provided that the Registering Holders shall not be obligated to pay any expenses relating to work that would otherwise be incurred by GTL including, but to limited to, the preparation and filing of periodic reports with the SEC.

     Section 5.5. Indemnification; Contribution.

     (a) Indemnification by GTL. GTL agrees to indemnify, to the fullest extent permitted by law, the Registering Holders, their directors and officers and each Person who controls the Registering Holders (within the meaning of either the Securities Act or the Exchange Act) and each underwriter of Subject Securities, if any, against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses) arising from or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or other document incident to any registration, qualification or compliance, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, or any violation of any rule or regulation promulgated under the Securities Act relating to any action or inaction required of GTL in connection with any such registration, qualification or compliance, and GTL will reimburse each Registering Holder, its officers, directors, controlling Persons and underwriters for any legal and any other expenses as they are incurred in connection with investigating or defending any such claim, loss, damage, liability or expense; provided that GTL shall not be required to indemnify any Registering Holder or its officers, directors or controlling Persons or any underwriter for any losses, claims, damages, liabilities or expenses resulting from any such untrue statement or omission if such untrue statement or omission is made in reliance on and in conformity with any information with respect to such Person furnished to GTL by such Person in writing expressly for use in such registration statement, prospectus, amendment or supplement thereto, or preliminary prospectus; and provided further that GTL shall not be required to indemnify any Registering Holder or its officers, directors or Controlling Persons or any underwriters for any losses, claims, damages, liabilities or expenses resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact contained in a preliminary prospectus which was corrected in the final prospectus and GTL has previously furnished to the Registering Holders or the underwriters, if any, copies of the final prospectus.

     (b) Indemnification by the Registering Holders. In connection with any registration in which a Registering Holder is participating, such Registering Holder will furnish to GTL in writing such information with respect to the Registering Holder as GTL reasonably requests for use in connection with any registration statement, prospectus, or amendments or supplements thereto, or preliminary prospectus and agrees to indemnify GTL, its directors, its officers and each Person, if any, who controls GTL (within the meaning of either the Securities Act or of the Exchange Act) and each underwriter of the Subject

Securities, if any, to the same extent as the foregoing indemnity from GTL to the Registering Holders, but only with respect to information relating to such Registering Holder furnished to GTL in writing by such Registering Holder expressly for use in such registration statement, prospectus, amendment or supplement thereto, or preliminary prospectus.

     (c) Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 5.5(a) or
Section 5.5(b) hereof, such Person (hereinafter called the "indemnified party") shall promptly notify the Person against whom such indemnity may be sought (hereinafter called the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. The failure of any indemnified party to so notify an indemnifying party shall not relieve the indemnifying party from any liability in respect of such claim which it may have to such indemnified party under this Section 5.5, unless and to the extent that the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may otherwise have to such indemnified party. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the indemnified parties, such firm shall be designated in writing by the indemnified parties with the consent of the indemnifying party, which consent shall not be unreasonably withheld. The indemnifying party shall not be liable for any settlement of any proceeding effected without its prior written consent, but if settled with such consent or if there shall be a final non-appealable judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could reasonably be expected to have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

     (d) Contribution. If the indemnification provided for in this Section 5.5 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 5.5, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the statement or omission which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the indemnifying and indemnified party from the offering of securities covered by such registration statement; provided that for the purposes of this clause (ii) the relative benefits received by a Registering Holder shall be deemed not to exceed the amount of proceeds received by such Registering Holder. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any matter in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 5.5(c) hereof, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.5(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     If indemnification is available under this Section 5.5, the indemnifying parties shall indemnify each indemnified party to the full extent provided in
Section 5.5(a) and 5.5(b) hereof without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 5.5(d).

     Section 5.6. Rule 144. GTL covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if GTL is not required to file such reports, it will, upon the request of any Warrant Holder, make publicly available such other information), and it will take such further action as any Warrant Holder may reasonably request, all to the extent required from time to time to enable such Warrant Holder to sell Subject Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Warrant Holder, GTL will deliver to such Warrant Holder a written statement as to whether it has complied with such requirements.

     Section 5.7. Holdback Agreement. GTL agrees that it and its Affiliates will not effect any sale, offer for sale, or grant any option to purchase any Warrant Shares (or securities convertible into or exchangeable or exercisable for Warrant Shares) (collectively, "Sales") during the 10-day period prior to, and the 90-day period (or such longer period, not to exceed 120 days, as the managing underwriter(s) therefor determines) beginning on the effective date of a registration statement filed pursuant to Section 5.1 without the consent of such managing underwriter(s). The Warrant Holders agree not to effect any Sales during the 10-day period prior to, and the 90-day period (or such longer period, not to exceed 120 days, as the managing underwriter(s) therefor determines) beginning on the effective date of a registration statement relating to a primary offering (other than one described in clauses (i), (ii) or (iii) of the first sentence of Section 5.2 hereof) without the consent of such managing underwriter(s); provided that this sentence shall be of no force and effect if GTL effects a sale or files any registration statement for the benefit of any other party during such 120-day period.

     Section 5.8. Termination. The registration rights set forth in this Article V shall not be available to any Warrant Holder if, in the written opinion of counsel to GTL, a copy of which shall have been delivered to the Warrant Holder, all of the Subject Securities then owned by such Warrant Holder could be sold in any 90-day period pursuant to Rule 144 under the Securities Act.

                                   ARTICLE VI.

                           WARRANT FUNDING ARRANGEMENT

     Section 6.1. Issuance of Partnership Interests. Upon the exercise of any GTL Warrant by a holder thereof, GTL will purchase from Globalstar, and Globalstar will sell to GTL, a number of Ordinary Partnership Interests equal to the number of shares of GTL Common Stock issuable upon the exercise of the GTL Warrants, for a purchase price equal to the Exercise Price as each may be adjusted from time to time in accordance with the provisions of the GTL Warrant certificate.

     Section 6.2. Fully Paid, Nonassessable Partnership Interests. Globalstar hereby represents and warrants to GTL that the Ordinary Partnership Interests to be issued pursuant to Section 6.1 and upon the exercise of the Additional Warrants have been duly authorized and, when issued and delivered upon payment therefor as provided herein, will have been duly issued and will be fully paid and nonassessable.

                                  ARTICLE VII.

                                GUARANTEE MATTERS

     Section 7.1. Increase in Commitment under the Credit Agreement. Globalstar shall not increase the aggregate Commitments under the Credit Agreement above $250,000,000 without the prior written consent of Loral, which consent may be given or withheld by Loral in its sole discretion.

     Section 7.2. Rights of Subordination and Conversion. In the event (x) payment is made by Lockheed Martin or Loral with respect to the Guarantee, (y) Loral SpaceCom provides indemnification pursuant to Section 2.5 of the Distribution Agreement or (z) a Letter of Credit delivered by a Partner Guarantor or Additional Partner Guarantor, if any, is drawn upon by Chemical Bank, as the case may be, (each of (x), (y) and (z), "Guarantee Indebtedness"), all obligations of Globalstar to which Loral, Loral SpaceCom, the Partner Guarantors and the Additional Partner Guarantors, if any, became subrogated shall be subordinated and junior to the right of prior payment of (i) the Credit Agreement and the Senior Debt thereunder and (ii) any other Indebtedness of Globalstar if the Managing General Partner determines in good faith, in the case of such other Indebtedness, that such subordination is reasonably necessary to facilitate other financings by Globalstar and such determination shall have been submitted to a vote of the Disinterested Partners and shall not have been disapproved by a Vote of the Disinterested Partners. Alternatively, the Managing General Partner may convert such Guarantee Indebtedness into Ordinary Partnership Interests in accordance with the provisions of Section 7.3 if the Managing General Partner determines in good faith that such conversion is reasonably necessary to facilitate other financings by Globalstar and such determination shall have been submitted to a Vote of the Disinterested Partners and shall not have been disapproved by a Vote of the Disinterested Partners. Notwithstanding the foregoing, any such determination shall be made no later than 90 days after the Guarantee Indebtedness is first incurred.

     Section 7.3. Conversion of Guarantee Indebtedness. Upon a determination by the Managing General Partner that a conversion of Guarantee Indebtedness is appropriate as set forth in Section 7.2 above, Globalstar shall issue to Loral, Loral SpaceCom, the Partner Guarantors and the Additional Partner Guarantors, if any, such number of Ordinary Partnership Interests as shall equal the quotient obtained by dividing (x) the aggregate amount of such Guarantee Indebtedness by
(y) a number (the "Current Market Price") equal to the average of the Closing Market Price (as defined below) for the 20 consecutive trading days ended immediately preceding the date in question. The "Closing Market Price" for each day shall be the last reported sales price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal national securities exchange on which the shares of GTL Common Stock are listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if the shares of GTL Common Stock are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Managing General Partner for such purpose or, if no such prices are available, based on a valuation of Globalstar as determined by Globalstar and a nationally recognized investment bank selected by Globalstar (the "First Investment Bank"). If holders of a majority of the Guarantee Indebtedness then outstanding ("Majority Guarantors") are unwilling to accept the Current Market Price determined by the First Investment Bank, then the Majority Guarantors shall select a nationally recognized investment bank (the "Second Investment Bank") within 15 days of delivery of the notice setting forth the determination of the Current Market Price by the First Investment Bank, and the Second Investment Bank shall make a determination of Current Market Price within 20 Business Days of its selection. If after such determination is made, the Majority Guarantors are unable to agree upon the Current Market Price within 20 days from the delivery by the Second Investment Bank of its determination of Current Market Price, then the First Investment Bank and the Second Investment Bank shall select a nationally recognized investment bank (the "Third Investment Bank"), which shall make the determination of Current Market Price no later than 10 Business days from the date of its selection. In such event, the Current Market Price shall be the average of the three determinations, disregarding any determination that is more than 20% larger or smaller than the determination that is between the highest and the lowest determinations. Globalstar shall pay all fees and expenses of such investment banks incurred in connection with the determination of Current Market Price.

     Section 7.4. Subordination of Guarantee Indebtedness. Upon determination by the Managing General Partner that subordination of the Guarantee Indebtedness is appropriate as set forth in Section 7.2 above, Globalstar shall issue to Loral, Loral SpaceCom, the Partner Guarantors and the Additional Partner Guarantors, if any, a subordinated note of Globalstar substantially in the form of Exhibit B-2 hereto having an aggregate principal amount equal to the aggregate amount of the Guarantee Indebtedness incurred; each such subordinated notes shall bear interest from the Guarantee Indebtedness Date (as defined below) at an annual rate equal to 3-month LIBOR plus 3% compounded quarterly and shall be payable in full on or before the later of (x) the third anniversary the Guarantee Indebtedness with respect to which the subordinated notes were issued was first incurred (the "Guarantee Indebtedness Date") or (y) 90 days after the Termination Date. Upon 10 days prior written notice to Loral, Loral SpaceCom, the Partner Guarantors and the Additional Partner Guarantors, if any, Globalstar shall have the right to prepay without penalty or premium, in whole or in part, such Guarantee Indebtedness or the subordinated notes issued in respect thereof; provided that if such prepayment shall occur prior to the date that is 90 days after the Termination Date, such prepayment shall be subject to the receipt of the prior consent of the administrative agent under the Credit Agreement.

                                  ARTICLE VIII.

                         REPRESENTATIONS AND WARRANTIES

     Section 8.1. Representations and Warranties. Each party hereto hereby represents and warrants to the other parties that (i) it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder does not conflict with or constitute a default under, or violate, its certificate of incorporation, bylaws or other similar organizational documents, any agreements or instruments to which such party is a party or by which such party is bound or to which any of the property or assets of such party is subject, or any law, statute, regulation, judgment or order binding on such party or any of its properties or assets; (iii) except as described in this Agreement with respect to GTL, the execution and delivery of this Agreement and the performance of its obligations hereunder does not and will not require any approval of the stockholders or any authorization of the board of directors other than such authorization as has already been obtained and no action by, consent or approval of, or filing with, any governmental authority or other Person is required for the execution, delivery and performance of this Agreement; and (iv) this Agreement has been duly executed and delivered by an authorized representative of such party and constitutes a valid and binding obligation of such party enforceable in accordance with its terms.

     Section 8.2. Capitalization of Globalstar. Globalstar hereby represents and warrants to the other parties hereto as follows: (A) its authorized Partnership Interests consist of the sum of (i) 55,448,837, (ii) 4,769,230.769 and (iii) the number of Ordinary Partnership Interests issuable upon the exercise of warrants issuable to certain partners of Globalstar or Affiliates thereof and to GTL in connection with the guarantee of Globalstar's obligations under the Credit Agreement and (B) 47,000,000 Ordinary Partnership Interests are currently issued and outstanding and 4,769,230.769 Preferred Partnership Interests are currently issued and outstanding.

     Section 8.3. Capitalization of GTL. GTL hereby represents and warrants to the other parties hereto that its authorized capital consists of 60,000,000 shares of common stock, of which 10,000,000 shares are issued and outstanding.

                                   ARTICLE IX.

                                  MISCELLANEOUS

     Section 9.1. Notices. All communications to any party hereunder shall be in writing and shall be delivered in person or sent by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by reputable overnight courier to the respective parties at the following addresses or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1 (and shall be deemed to have been given, dated and received when so delivered personally or by courier or sent by facsimile, or if mailed, 48 hours after the time of mailing):

                    If to Loral:

                    600 Third Avenue
                    New York, New York  10016
                    Facsimile:  (212) 682-9805
                    Attention:  General Counsel

                    and following the Distribution, with a copy to

                    Lockheed Martin Corporation
                    6801 Rockledge Drive
                    Bethesda, Maryland  20817
                    Attention:  General Counsel

                    If to Loral SpaceCom:

                    600 Third Avenue
                    New York, New York  10016
                    Facsimile:  (212) 682-9805
                    Attention:  Michael B. Targoff

                    If to Globalstar:

                    3200 Zanker Road
                    San Jose, California  95164
                    Facsimile:  (408) 473-5548
                    Attention:  President

                    If to GTL:

                    41 Cedar Avenue
                    Hamilton HM12
                    Bermuda
                    Attention:  President

                    If to the Partner Guarantors at such address as is set forth on Annex A hereto:

     Section 9.2. Entire Agreement; Amendment. This Agreement shall be of no force or effect until executed and delivered by all of the parties hereto. This Agreement, the Intercreditor Agreement and the Fee Warrants constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and additionally, in the case of Loral and Loral SpaceCom, the Distribution Agreement, and supersede all prior oral and written agreements and all prior or contemporaneous oral negotiations, commitments and understandings among such parties. This Agreement may be amended, modified or canceled, and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties hereto and additionally, (x) for so long as the Credit Agreement is in effect, in the case of any amendment to Schedule I, Exhibit B, and other provisions hereof relating to the Credit Agreement, shall require the consent of Chemical Bank, as agent under the Credit Agreement and (y) in the case of any amendment to this Agreement prior to the Distribution, shall require the consent of Lockheed Martin.

     Section 9.3. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 9.4. Further Assurances. Each of the parties hereto hereby agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary to more fully effectuate this Agreement.

     Section 9.5. Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.

     Section 9.6. Non-Waiver. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or any other party, whether of a similar or dissimilar nature thereof.

     Section 9.7. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction. The parties agree to use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intent hereof.

     Section 9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including without limitation Section 5-1401 of the General Obligations Law, but otherwise without giving effect to the conflicts of laws doctrine.

     Section 9.9. Headings. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section 9.10. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to any other Person except pursuant to Article IV hereof or to an Additional Partner Guarantor as contemplated hereunder and provided further that a Loral subsidiary may assign its rights hereunder to Loral SpaceCom or a subsidiary of Loral SpaceCom in connection with the Distribution.

     Section 9.11. No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to or shall confer upon anyone other than the parties hereto (and their permitted successors and assigns), Lockheed Martin to the extent of Article VII, Loral SpaceCom to the extent of the Fee Warrants and the Guarantee Fee contributed pursuant to Article IV hereof, the Additional Partner Guarantors, if any, and the Banks and agent under the Credit Agreement, to the extent of the subordination terms set forth herein, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Agreement to be duly executed as of the day and for first above written.


                                        GLOBALSTAR, L.P.

                                        By: /s/ Nicholas C. Moren
                                            ------------------------------
                                            Name:  Nicholas C. Moren
                                            Title: Vice President and Treasurer


                                        GLOBALSTAR TELECOMMUNICATIONS LIMITED

                                        By: /s/ Nicholas C. Moren
                                            ------------------------------
                                            Name:  Nicholas C. Moren
                                            Title: Treasurer


                                        LORAL CORPORATION

                                        By: /s/ Nicholas C. Moren
                                            ------------------------------
                                            Name:  Nicholas C. Moren
                                            Title: Vice President and Treasurer


                                        LORAL SPACE & COMMUNICATIONS LTD.

                                        By: /s/ Nicholas C. Moren
                                            ------------------------------
                                            Name:  Nicholas C. Moren
                                            Title: Vice President and Treasurer

                                        QUALCOMM LIMITED PARTNER, INC.

                                        By: /s/ Anthony S. Thornley
                                            ------------------------------
                                            Name:  Anthony S. Thornley
                                            Title:


                                        SPACE SYSTEMS/LORAL, INC.

                                        By: /s/ Eric J. Zahler
                                            ------------------------------
                                            Name:  Eric J. Zahler
                                            Title:


                [Remainder of this page intentionally left blank]

                                        DASA GLOBALSTAR LIMITED PARTNER, INC.

                                        By: /s/ Dr. Ulrich Goebel
                                            ------------------------------
                                            Name:  Dr. Ulrich Goebel
                                            Title: President

                                                                      SCHEDULE I


     (a) The payment by Globalstar of any amounts in respect of the Guarantee Fee and the other obligations of Globalstar under this Agreement and the Guarantee Indebtedness (collectively, the "Subordinated Obligations") are and shall be expressly subordinated and junior, except as herein otherwise provided, in right and time of payment to the prior indefeasible payment in full of all Senior Debt in accordance with the terms thereof to the extent and in the manner provided herein, and the payment of the Subordinated Obligations is hereby subordinated as a claim against Globalstar or any of its assets to the prior indefeasible payment in full of the Senior Debt in accordance with the terms thereof, whether such a claim be (i) in the ordinary course of business of Globalstar or (ii) in the event of any distribution of the assets of Globalstar upon any voluntary or involuntary dissolution, winding-up, total or partial liquidation or reorganization of Globalstar.

     (b) If (1) any default in the payment when due, whether upon acceleration or otherwise, of the principal of, premium (if any) or interest on any Senior Debt occurs and is continuing, (2) any other default on any Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Senior Debt has been paid in full or
(3) a Payment Blockage Period (as defined below) has occurred and is continuing (any such event referred to in the preceding clauses (1), (2) and (3), being referred to herein as a "Trigger Event"), no payment or distribution of assets or securities of Globalstar of any kind or character, whether in cash, property or securities or by way of conversion, exchange, set-off or otherwise, shall be made in respect of the Subordinated Obligations, and the obligees with respect to the Subordinated Obligations (the "Subordinated Obligees") shall not accept or receive any such payment or distribution in respect of the Subordinated Obligations, and no such payment or distribution shall be due or payable, (any action taken by Globalstar described above being referred to herein as a "paying the Subordinated Obligations"); provided, however, that Globalstar may pay the Subordinated Obligations if Globalstar and the Subordinated Obligees receive written notice approving such action from each trustee, agent bank or other representative (the "Representative") of the Senior Debt with respect to which such Trigger Event has occurred and is continuing. The term "Payment Blockage Period" means the period (x) commencing upon the receipt by Globalstar of written notice (a "Blockage Notice") from the Representative of any such Senior Debt stating that there has occurred and is then continuing a default (other than a default described in clause (1) or (2) of the preceding sentence) with respect to any Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods and specifying an election to effect a Payment Blockage Period. Subject to the provisions contained in clauses (1) and (2) in the first sentence of this Section, Globalstar may pay the Subordinated Obligations after any Payment Blockage Period.

     (c) If a Trigger Event shall have occurred and be continuing, any payment of any kind or character to which a Subordinated Obligee would be entitled, except for the provisions hereof, shall be paid by Globalstar or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Subordinated Obligee if received by it, directly to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of such Senior Debt held by such holders) or their respective Representatives, as their respective interests may appear, for application to the payment of all Senior Debt remaining unpaid until all such Senior Debt shall have been indefeasibly paid in full (or payment thereof shall have been duly provided to the satisfaction of the holders of the Senior Debt, in their sole discretion), after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Debt.

     (d) If all Senior Debt shall not have been indefeasibly paid in full in accordance with the terms thereof (or payment thereof shall not have been duly provided for to the satisfaction of the holders of the Senior Debt, in their sole discretion), Subordinated Obligees shall not, without the prior written consent of the holders of the Senior Debt or their respective Representatives, institute proceedings or take any other action to enforce their rights with respect to the Subordinated Obligations or exercise any right or remedy with respect thereto, except that a Subordinated Obligee may present proofs of claim in any proceedings with respect to the reorganization of Globalstar and vote in matters arising in such proceedings. Without limiting the generality of the foregoing, a Subordinated Obligee shall not, in its capacity as a creditor of Globalstar, without the prior written consent of the holders of the Senior Debt or their respective Representatives, commence or join with any other creditor or creditors of Globalstar in commencing any proceeding seeking to effect a reorganization with respect to Globalstar or any of its Subsidiaries.

     (e) In the event of any reorganization, insolvency, bankruptcy, receivership or liquidation or case or proceeding in connection therewith with respect to Globalstar, then (i) all Senior Debt shall first be indefeasibly paid in full in accordance with the terms thereof (or payment thereof shall be duly provided to the satisfaction of the holders of the Senior Debt, in their sole discretion) before any payment is made in respect of any obligations under or with respect to the Subordinated Obligations, (ii) any payment or distribution of any kind or character in any such proceedings, whether in cash or property or securities, which may be payable or deliverable in respect of the Subordinated Obligations shall be paid or delivered directly to the holders of the Senior Debt or their respective Representatives for application to the payment of the Senior Debt unless and until all such Senior Debt shall have been indefeasibly paid in full, and (iii) the Subordinated Obligees authorize the holders of the Senior Debt or their respective Representatives (A) to present proofs of claim on their behalf with respect to the Subordinated Obligations in any such proceedings permitted to be filed if the Subordinated Obligees fail to file any such proof of claim and (B) to accept receipt for any payment or distribution and to apply such payment or distribution to the payment of the Senior Debt and to do any and all things and to execute all instruments necessary to effectuate the foregoing.

     (f) If, notwithstanding the foregoing, any payment or distribution of the assets of Globalstar of any kind or character shall be received, whether in cash, property or securities or by conversion, exchange, set-off or otherwise, by a Subordinated Obligee before all Senior Debt shall have been indefeasibly paid in full in accordance with the terms thereof (or payment thereof shall have been duly provided to the satisfaction of the holders of the Senior Debt, in their sole discretion), such payment or distribution or the amount of any such set-off, conversion, exchange or other payment or distribution shall be paid over directly to the holders of the Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their respective Representatives, as their respective interests may appear, for application to the payment of all Senior Debt remaining unpaid until all such Senior Debt shall have been indefeasibly paid in full (or payment therefor shall have been duly provided to the satisfaction of the holders of the Senior Debt, in their sole discretion), after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Debt.

     (g) None of Globalstar and its Subsidiaries shall give, and the Subordinated Obligees shall not demand, accept or receive from any of Globalstar and its Subsidiaries, any security, direct or indirect, for Globalstar's obligation to pay the Subordinated Obligations.

     (h) No payment, distribution, purchase or other action may be taken by any Subsidiary of Globalstar with respect to the Subordinated Obligations if Globalstar would be prohibited by this Schedule I from taking such action.

     (i) For the purposes hereof, no Senior Debt shall be deemed to have been indefeasibly paid in full unless each holder thereof shall have received and have been permitted to retain cash or cash equivalents equal to the amount thereof then outstanding and unpaid, as determined in accordance with the terms of such Senior Debt. To the extent any payment of the Senior Debt (whether by or on behalf of Globalstar, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

                                                                     SCHEDULE II



                              Participation        No. of        Percentage of
                                Interest        Fee Warrants     Guarantee Fee
                              -------------     ------------     -------------

Loral                            75.46%          3,453,618(1)       82.52%(2)

DASA Globalstar                   4.05%            169,475           4.05%
Limited Partner, Inc.

QUALCOMM Limited                  8.77%            367,131           8.77%
Partner, Inc.

Space Systems/Loral, Inc.         4.66%            195,094           4.66%

----------

(1) Of this amount, 942,428 will be contributed to Loral SpaceCom immediately prior to the Distribution.

(2) The right to receive this fee will be contributed to Loral SpaceCom immediately prior to the Distribution.